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Exhibit 99.1

For Immediate Release

Crown Media Holdings Receives Delisting Notice from Nasdaq,
Will Request Hearing

        GREENWOOD VILLAGE, Colo.—April 8, 2005—Crown Media Holdings, Inc. (NASDAQ:CRWN) announced today that, because of its previously announced late filing of its Form 10-K for the year ended December 31, 2004, it has received notice from the staff of The Nasdaq Stock Market indicating that the Company's securities are subject to potential delisting from the Nasdaq National Market for failure to comply with Marketplace Rule 4310(c)(14). In addition, the notice states that, as of the opening of business on April 7, 2005, an "E" will be appended to the end of the Company's trading symbol for its securities. Therefore, commencing on April 7, 2005, the trading symbol for the Company's common stock will be changed to "CRWNE".

        The Company understands that this notice is standard Nasdaq procedure when a listed company fails to make a filing on time. Receipt of the notice does not result in immediate delisting of the Company's Common Stock. Nasdaq stated in the notice that, unless the Company requests a hearing on Nasdaq's delisting notice by April 12, 2005, the Company's securities will be delisted from The Nasdaq National Market at the opening of business on April 14, 2005.

        The Company has made a timely request for a hearing with The Nasdaq Listing Qualifications Panel to appeal the Nasdaq staff's determination. This request will stay the delisting pending the hearing and a determination by the Nasdaq Listing Qualifications Panel.

        Crown Media Holdings, Inc. previously announced in an 8-K Report that, because of the additional time required to complete its financial statements, the Company would not file its Form 10-K for its 2004 year by March 31, 2005. One factor contributing to the delay is ongoing consideration of the valuation of the film assets. The Company noted that the timing of the filing will also be affected by the need to complete management's assessment of internal controls over financial reporting and the related independent registered public accounting firm's report in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Company is no longer able to take advantage of an extension for such control assessment and reports due to the lack of a timely filing of its 2004 Form 10-K. The Company is determined to file its 2004 Form 10-K as promptly as possible.

About Crown Media Holdings

        Crown Media Holdings, Inc.    (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. to 68 million subscribers. Internationally, the channel is distributed to approximately 60 million subscribers in 152 countries. Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes titles from its award-winning collection of movies, mini-series and films for exhibition in a variety of television media including broadcast, cable, video-on-demand and high definition television. Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

For additional information, please contact:

Mindy Tucker
IR Focus
914.725.8128
mindy@irfocusllc.com

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Crown Media Holdings Receives Delisting Notice from Nasdaq, Will Request Hearing